EXHIBIT 13(a)(4)

Change in Independent Registered Public Accounting Firm

At a meeting held on June 8, 2021, based on the recommendation of the Audit Committee of the Aspiration Redwood Fund, a series of Aspiration Funds (hereinafter referred to as the "Fund”) and the approval of the Board of Trustees, Deloitte & Touche, LLP (“Deloitte”) was dismissed as the independent registered public accounting firm for the Fund. At the same meeting, based on the recommendation and approval of the Audit Committee, the full Board of Trustees approved the appointment of KPMG US, LLP as the Fund’s registered public accounting firm for the fiscal year ending September 30, 2021.

The reports of Deloitte on the Fund’s financial statements for the fiscal year ended September 30, 2020, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund’s most recent fiscal year, and through June 8, 2021, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund’s financial statements for such year. During the most recent fiscal year, and through June 8, 2021, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

The Fund has requested that Deloitte furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements.

A copy of such letter is filed herewith.

December 9, 2021
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read the statements made by Aspiration Redwood Fund, a series of Aspiration Funds (hereinafter referred to as the "Fund”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13(a)(4) to this Form N-CSR of the Fund dated December 9, 2021. We agree with the statements concerning our firm contained therein.
 Yours Truly,
/s/ Deloitte & Touche LLP
Los Angeles, California